Exhibit 99.1

Minerva Neurosciences Reports Second Quarter 2014 Financial Results

– Advanced Lead Compound MIN-101 in Phase 2 Studies for Schizophrenia and Clinical Development of MIN-202 in Insomnia –

– Management to host conference call today at 4:30 p.m. ET –

CAMBRIDGE, MA (August 7, 2014) – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical stage biopharmaceutical company focused on the development and commercialization of a portfolio of product candidates to treat patients suffering from neuropsychiatric diseases, today reported business highlights and financial results for the second quarter ended June 30, 2014.

“During the first half of 2014 we made significant progress toward the realization of our long-term goal of improving the standard of care for and addressing the significant unmet needs of patients with neuropsychiatric diseases,” commented Rogerio Vivaldi, M.D., President and Chief Executive Officer of Minerva Neurosciences. In July, Minerva successfully completed an initial public offering of its common stock, enabling the further advancement of its lead product candidate MIN-101 for schizophrenia. “The proceeds from the offering will enable us to move the development program for our lead drug candidate, MIN-101, through Phase 2 development, while continuing to advance our earlier stage programs in insomnia and other major neuropsychiatric disorders,” noted Dr. Vivaldi.

Q2 Business Highlights

•                  Completed an Initial Public Offering: In July, Minerva announced the completion of an initial public offering (IPO) of approximately 5.6 million shares of common stock, including the partial exercise of the underwriters’ option to purchase additional shares.  Additionally, Minerva sold approximately 0.7 million shares in a private placement to existing shareholders. The combined 6.3 million common shares sold resulted in net proceeds to the Company of approximately $29.9 million, after deducting underwriter discounts, offering costs, loan repayments and a license fee to ProteoSys.

•                  Completed Janssen co-development and license agreement for MIN-202: In conjunction with the IPO, Johnson & Johnson Development Corporation purchased 18%, or 3.3 million shares, of common stock resulting in gross proceeds of $19.7 million. In accordance with the license agreement with Janssen Pharmaceutica NV, Minerva paid Janssen a $22.0 million license fee.

•                  Advanced MIN-101, an Innovative Antagonist on 5-HT2A and Sigma2 Receptors, in Phase 2 Studies for the Treatment of Schizophrenia: In a Phase 2a, placebo-controlled trial, clinically significant improvement of negative symptoms that continuously improved over time was observed after three months of administering MIN-101 in a twice-daily formulation. Sleep promoting effects and trends toward the improvement of positive and cognitive symptoms and overall psychopathology were also observed. Minerva is now studying MIN-101 in a once-daily dose setting.

•                  Advanced MIN-202, a Selective Orexin 2 Receptor Antagonist, in Phase 1b Studies for Insomnia: Minerva is co-developing MIN-202 with Janssen and it is being evaluated as a treatment in primary insomnia as well as secondary insomnia. In December 2013 a Phase 1b study for secondary insomnia was initiated in patients with Major Depressive Disorder (MDD). Also, a multiple ascending dose study in healthy volunteers has been initiated.

•                  Strengthened Management Team: In July, Minerva announced the appointment of Frederick W. Ahlholm as vice president of finance and chief accounting officer. Mr. Ahlholm’s over 20 years of experience directing the financial functions at various biopharmaceutical companies further strengthens Minerva’s leadership team.

Upcoming Milestones:

•                  Expected release of top-level results from Minerva’s study of a once-daily formulation of MIN-101 in 20 patients by the end of 2014.

•                  Submission of the MIN-101 Phase 2b multi-center, randomized, double-blind, parallel-group trial to European Countries (and their IRB’s) by the end of 2014. This trial will explore the effect of two doses of MIN-101 versus placebo in 255 stable schizophrenic patients with predominantly negative symptoms and enrolment is expected to begin in the first half of 2015.

•                  Expected announcement of top level results from a Phase 1b study of MIN-202 for secondary insomnia in patients with Major Depressive Disorder (MDD) by the end of 2014.

•                  Expected announcement of top level results from a multiple ascending dose study of MIN-202 in healthy volunteers by the end of 2014

Second Quarter 2014 Financial Results

•                  R&D Expenses: Research and development expenses were $14.6 million in the second quarter of 2014, compared to $0.3 million in the same period in 2013. Included in research and development expense for the three months ended June 30, 2014 is non-cash stock-based compensation expense of $13.0 million related to the vesting of certain stock awards and option grants. Excluding non-cash stock compensation expenses, research and development expenses for the second quarter were $1.6 million, versus $0.3 million in the prior year period.  This increase was principally attributable to higher drug development program costs associated with MIN-101, higher development costs in 2014 due to the addition of MIN-117 as a result of the Sonkei Merger in November 2013 and additional development costs related to MIN-301 as a result of the Mind NRG Acquisition in February 2014.

•                  G&A Expenses: General and administrative expenses were $3.1 million in the second quarter of 2014, compared to $0.1 million in the same period in 2013. General and administrative expenses for the three months ended June 30, 2014 included $1.5 million in non-cash stock-based compensation expense related to certain stock option grants. General and administrative expenses in Q2 also included $0.5 million in compensation related expenses in connection with the completion of the IPO.  Excluding non-cash stock-based compensation expense and the IPO compensation expenses, general and administrative expenses were $1.1 million for the three months ended June 30, 2014, versus $0.1 million in the prior year period. The increase in general and administrative expenses in 2014 was due primarily to higher legal and professional fees related to intellectual property matters and the cost of preparing for our operation as a public reporting company.

•                  Net Loss: Net loss was $19.4 million for the second quarter of 2014, or a loss per share of $2.55 (basic and diluted), as compared to net loss of $0.4 million, or a loss of $0.10 per share (basic and diluted) for the same period in 2013.  Net loss was $22.3 million for the six months ended June 30, 2014, or a loss per share of $3.07 (basic and diluted), as compared to net loss of $0.6 million, or a loss of $0.17 per share (basic and diluted) for the same period in 2013. As noted above, net loss for the three and six months ended June 30, 2014 includes non-cash stock compensation expense of approximately $14.5 million and $14.8 million, respectively. Net loss for the three and six months ended June 30, 2014 also includes non-cash amortization related to the Company’s convertible promissory notes of approximately $1.7 million and $1.9 million, respectively.

•                  Cash Position: Cash and cash equivalents as of June 30, 2014 were $0.5 million, compared to $1.8 million as of December 31, 2013. As of June 30, 2014, the Company had approximately 8.5 million common shares and approximately 2.1 million stock options outstanding. In July 2014, the sale of approximately 5.6 million shares in an IPO (including the partial exercise of the underwriters’ option to purchase additional shares) and approximately 0.7 million shares in a private placement resulting in net proceeds to the Company of approximately $29.9 million, after deducting underwriter discounts, offering costs, loan repayments and a license fee payment to ProteoSys.  The Company also sold approximately 3.3 million shares in July 2014 in a second private placement resulting in gross proceeds of $19.7 million. In conjunction with this private placement the Company made a $22.0 million license fee payment to Janssen.  Minerva expects that the proceeds from the IPO and private placements will be sufficient to fund its operating requirements through the end of 2015.

Conference Call Information

Minerva will host a conference call and live audio webcast today at 4:30 p.m. EDT to discuss the quarter and recent business activities. To participate in the conference call, please dial (877) 312-5845 (domestic) or (765) 507-2618 (international) and refer to conference ID 82628409. The live webcast can be accessed under “Events & Presentations” in the Investors section of the Company’s website at www.minervaneurosciences.com. The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Minerva Neurosciences

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of product candidates to treat neuropsychiatric diseases. Minerva is developing a portfolio of first-in-class proprietary compounds, including lead compound MIN-101, which is in Phase 2 trials for schizophrenia, and additional candidates targeting major depressive disorder (MDD), insomnia and other CNS disorders.  Minerva’s common stock is listed on the NASDAQ Global Market where it trades under the symbol “NERV.”

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Minerva desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with such safe harbor legislation. Forward- looking statements relate to Minerva’s expectations, beliefs, intentions or strategies regarding the future. These statements may be identified by the use of words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “seek,” and similar expressions. Forward-looking statements reflect Minerva’s current views and assumptions with respect to future events and are subject to risks and uncertainties.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, the advancement of, and anticipated milestones related to Minerva’s product candidates and clinical studies, and anticipated milestones for 2014. Although Minerva believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond Minerva’s control, Minerva cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward- looking statements contained herein. Actual and future results and trends could differ materially from those set forth in such statements.

Among the factors that could cause actual results to differ materially include the initiation, timing, cost, progress and success of our research and development, pre-clinical studies and clinical trials; developments relating to our competitors and our industry, including the success of competing therapies that are or may become available, our ability to advance product candidates into, and successfully complete, clinical trials and other factors identified from time-to-time in reports filed with the Securities and Exchange Commission.  Other risks and uncertainties, and other important factors, any of which could cause Minerva’s actual results to differ from those contained in the forward-looking statements are further described in reports filed by Minerva with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of the release, and Minerva undertakes no duty to update this information unless required by law.

Minerva Neurosciences, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$480	$1,818
Prepaid expenses	33	1
Total current assets	$513	$1,819
Equipment, net	27	3
In-process research and development	34,200	19,000
Goodwill	15,104	7,918
Deferred public offering costs	3,112	434
Total Assets	$52,956	$29,174

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$4,325	$523
Accrued expenses and other current liabilities	2,338	815
Convertible promissory notes	2,007	58
Loans payable	1,383	—
Derivative liability	—	10
Total current liabilities	$10,053	$1,406
Long-Term Liabilities:
Deferred taxes	13,669	7,589
Total liabilities	$23,722	$8,995
Stockholders’ Deficit:
Common stock	1	1
Additional paid-in capital	69,367	38,008
Accumulated deficit	(40,134)	(17,830)
Total stockholders’ deficit	$29,234	$20,179
Total Liabilities and Stockholders’ Deficit	$52,956	$29,174

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	(in thousands, except		(in thousands, except
	per share amounts)		per share amounts)
	2014	2013	2014	2013

Revenues	$—	$—	$—	$—
Operating expenses:
Research and development (1)	14,555	250	15,140	354
General and administrative (2)	3,095	129	5,133	296
Total operating expenses	17,650	379	20,273	650

Foreign exchange gains	(10)	—	(4)	—
Interest expense, net	1,726	—	2,036	—
Interest income, net	—	(3)	(1)	(3)
Net loss	$19,366	$376	$22,304	$647
Loss per share:
Basic and diluted	$2.55	$0.10	$3.07	$0.17
Weighted average shares:
Basic and diluted	7,605	3,917	7,256	3,741

(1) Excluding non-cash stock-based compensation, research and development expenses for the three months ended June 30, 2014 and 2013 were $1,589 and $250, respectively, and for the six months ended June 30, 2014 and 2013 were $2,174 and $354, respectively.

(2)  Excluding non-cash stock-based compensation, general and administrative expenses for the three months ended June 30, 2014 and 2013 were $1,547 and $129, respectively, and for the six months ended June 30, 2014 and 2013 were $3,282 and $296, respectively.

Media contact:

Jennifer Ringler

Berry & Company Public Relations

212.253.8881

jringler@berrypr.com

Investor contact:

Renee Leck

Stern Investor Relations, Inc.

212.362.1200

renee@sternir.com